EXHIBIT 99.1

Smith-Midland Reports Third Quarter 2024 Financial Results

Record Quarterly Revenue of $23.6 Million, 51 Percent Increase from Prior Year

MIDLAND, VA – November 14, 2024 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced its third quarter results for the period ended September 30, 2024.

Third Quarter 2024 Summary (compared to comparable prior-year quarter)

•	Revenue increased 51 percent to $23.6 million
•	Product sales of $10.8 versus $10.9 million
•	Service revenue increased 170 percent to $12.8 million
•	Operating income of $3.8 million, compared to $1.5 million
•	Net income of $3.2 million, or $0.59 per diluted share, compared to $1.3 million or $0.24 per diluted share
•	Awarded provisional patent and successfully crash tested J-J Hook MASH 16 Low-Profile Barrier

“Our third quarter was a record-setter for both revenue and net income, driven by the tailwinds within our sector and multiple special barrier projects, occurring and completed in the quarter, which have a more favorable margin profile,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Our record backlog of $62.8 million reflects the continued strong demand for our products as state and local governments use their allocated funds from the Infrastructure Investment and Jobs Act and for our utility vaults to meet the increasing growth of data centers. These favorable trends should continue into 2025, and we remain well-positioned to create long-term shareholder value.”

Third Quarter 2024 Results

The Company reported 2024 third quarter revenues of $23.6 million compared to revenues of $15.7 million in the third quarter of 2023. Product sales for the quarter were $10.8 million compared to $10.9 million in the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, increased 170 percent from the prior-year quarter to $12.8 million.

Gross profit increased to $6.6 million compared to $3.6 million in the prior-year quarter due to the higher revenue base and more favorable product mix. Gross margin for the quarter was 27.9% compared to 22.9% in the third quarter of 2023. The increase is due primarily to multiple special barrier projects and better fixed cost absorption in the current quarter.

Operating income for the quarter was $3.8 million compared to $1.5 million in the prior-year quarter. Net income for the third quarter was $3.2 million, or $0.59 per diluted share, compared to $1.3 million, or $0.24 per diluted share in the third quarter of 2023.

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Product Sales

Total product sales for the third quarter of 2024 were $10.8 million compared to $10.9 million in the prior-year quarter. Utility sales were $2.4 million compared to $891,000 in the third quarter of 2023 due to strong demand for utility vaults for data centers. Architectural wall sales increased to $1.6 million from $315,000 in the prior-year quarter. Miscellaneous wall sales were $1.7 million compared to $947,000 million in the prior-year quarter. Easi-Set and Easi-Span Building sales were $1.8 million, compared to $1.2 million in the prior-year quarter. Soundwall sales were $1.9 compared to $2.4 million in the third quarter of 2023. Barrier sales were $546,000 compared to $1.4 million in the third quarter of 2023, in line with the company’s strategic shift to barrier rentals.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $12.8 million, compared to $4.8 million in the third quarter of 2023. Barrier rental revenue increased to $7.1 million from $784,000 in the third quarter of 2023 due to multiple special barrier projects occurring and completed in the current quarter. Shipping and installation revenue increased 53 percent from the previous year quarter to $4.8 million. The increase is mainly attributed to the shipping and installation of SlenderWall and architectural panels throughout 2023. Royalty income totaled $958,000 compared to $822,000 in the third quarter of 2023, due to higher barrier production volumes by the Company’s licensees.

Balance Sheet and Liquidity

As of September 30, 2024, Smith-Midland's cash totaled $9.0 million compared to cash and investments totaling $9.2 million at the end of 2023. Account receivables totaled $18.7 million and debt totaled $5.3 million as of September 30, 2024. Capital spending totaled $2.0 million for the third quarter of 2024.

Macro Environment and Outlook

The Company anticipates increased sales volume for the full year of 2024 compared to 2023. Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in orders for its portfolio of patented, proprietary, and custom products. Inflationary pressures still remain, particularly across labor and materials costs, and the Company continues to manage these input costs while attracting and retaining skilled labor. Backlog was approximately $62.8 million recorded as of November 1, 2024 compared to $60.2 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

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About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, our material weaknesses in internal controls, inflationary factors including potential recessions, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Ashley B. Smith, CEO

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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